Exhibit 8.1

June 30, 2010

Itaú Unibanco Holding S.A.
Praça Alfredo Egydio de Souza Aranha, 100
04344-902 São Paulo, SP, Brazil

Ladies and Gentlemen:

I am the General Counsel of Itaú Unibanco Holding S.A. (the “Company”), a sociedade por ações incorporated in the Federative Republic of Brazil (“Brazil”) and am qualified to practice law in Brazil.  This opinion is being furnished to you in connection with the filing of a resale shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form F-3 with the Securities and Exchange Commission (the “Registration Statement”) registering 60,000,000 preferred shares, in the form of American Depositary Shares, issued by the Company.

I hereby confirm that the discussion of Brazilian tax matters contained in the Registration Statement under the heading “Taxation – Certain Brazilian Tax Considerations,” to the extent it states matters of law or legal conclusions in Brazil and subject to the qualifications and limitations set forth therein, is my opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Cláudia Politanski